Exhibit 2.2

Execution Version

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NEWSMAX, INC.

Pursuant to Section 607.0602 of the
Florida Business Corporation Act

NEWSMAX, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, the Board of Directors adopted and approved on April 15, 2024 the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for three classes of shares known as Class A common stock, $0.001 par value per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and preferred stock (the “Preferred Stock”); and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Stock”).

Section 2. Number of Shares. The authorized number of shares of Series A Stock is 646.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions. As used herein with respect to the Series A Stock:

“Additional Shares of Common Stock” shall mean shares of Common Stock issued by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution in respect of the Series A Stock;

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

(3) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Corporation;

(4) shares of Common Stock or Convertible Securities issued upon the exercise of Options or shares of Common Stock issued upon the conversion or exchange of Convertible Securities;

(5) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction;

(6) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services; or

(7) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement.

“Board of Directors” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Conversion Price” shall have the meaning ascribed to it in Section 6(d).

“Conversion Rights” shall have the meaning ascribed to it in Section 6.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Extraordinary Transactions” shall have the meaning ascribed to it in Section 6(h).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Liquidity Event” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall initially mean $22,500 per share of Series A Preferred Stock.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Capital Stock or Convertible Securities.

“Original Issue Date” of each share of Series A Stock shall mean the date on which such share of Series A Stock was issued.

“Per-Share-Price” shall mean $22,500.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Public Sale” shall mean any sale of Capital Stock to the public pursuant to an offering registered under the Securities Act of 1933, as amended, or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 (if such rule is available) adopted under the Securities Act (or any other similar rule or rules then in effect).

“Sale of the Corporation” shall mean the sale of the Corporation and its subsidiaries, including in one or more series of related transactions, to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) Capital Stock of the Corporation constituting a majority of the Corporation’s outstanding shares of voting securities (whether by merger, consolidation or sale or transfer) or (ii) all or substantially all of the assets of the Corporation and its subsidiaries determined on a consolidated basis.

“Series A Stock” shall have the meaning ascribed to it in Section 1.

(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience of reference only.

Section 4. Dividends.

(a) Dividend Rate on Series A Stock. Other than as set forth in Section 4(b), holders of the Series A Stock shall be entitled to receive dividends on the Series A Stock at an annual dividend rate per share of five percent (5%) of the Per-Share-Price. Dividends will accrue quarterly and be payable only upon a Liquidity Event (as defined herein). For the avoidance of doubt, in the event that a Liquidity Event occurs prior to the end of a quarter, no portion of dividends shall be paid with respect to such partial quarter.

(b) Participation with Dividends on Common Stock. Dividends on the Class A Stock will have preference over dividends payable in respect of the Common Stock. No cash or other dividend or distribution may be declared or paid on the Common Stock (other than a dividend or distribution solely in shares of Common Stock for which an adjustment is made pursuant to Section 6(e) and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series A Stock in an amount equal to the assets (whether cash or property) that a holder of a share of Series A Stock would have received had such share been converted into the number of shares of Class A Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution. Payment of a dividend to the holders of Series A Stock under this clause (b) shall reduce (dollar for dollar) any accrued but unpaid dividends payable under clause (a) above.

Section 5.  Liquidation Rights.

(a) Voluntary or Involuntary Liquidity Event. Upon any Sale of the Corporation, Public Sale, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidity Event”), the holders of the shares of Series A Stock shall be entitled, before any distribution or payment is made upon any Junior Stock, to be paid an amount equal to the greater of (i) the Liquidation Preference and (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Class A Common Stock such holder would have been entitled to receive had it converted such Series A Stock immediately prior to the date fixed for the Liquidity Event. If, upon the Liquidity Event, the assets to be distributed among the holders of Series A Stock shall be insufficient to permit payment in full to the holders of Series A Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full Liquidation Preference (for holders of Series A Stock) to which they are entitled.

(b) Remaining Assets. Upon a Liquidity Event, after the holders of Series A Stock shall have been paid in full the Liquidation Preference (for holders of Series A Stock), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Stock then outstanding.

(c)  Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series A Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A Stock.

Section 6.  Conversion. The rights of the holders of shares of the Series A Stock and of the Corporation to convert such shares into shares of Class A Common Stock (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:

(a)  Right to Convert.

(i) Each share of Series A Stock shall be convertible, at the option of (A) the holder thereof, at any time after the Original Issue Date or (B) at the option of the Corporation at any time upon the earlier of (x) a Liquidity Event or (y) the fifth (5th) anniversary of the Original Issue Date, in each case, into that number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the provisions of Section 6(b) or (c). In connection with the conversion of shares of the Series A Stock into shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates therefor; duly endorsed, at the office of the Corporation, and in the case of a conversion at the election of the holder, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for the Class A Common Stock to be issued, and the number of shares of Series A Stock being converted.

(ii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Stock for conversion at the office of the Corporation; issue to each holder of such shares, a certificate or certificates evidencing the number of shares of Class A Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Stock that are not converted. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Class A Common Stock.

(b) Conversion of Series A Stock by Holder.

(i) Each share of Series A Stock (including, for the avoidance of doubt, fractional shares of Series A Stock) shall be convertible at any time after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A Stock being converted divided by (y) the Conversion Price as of the time of the conversion.

(ii) Except as otherwise determined by the Corporation, no fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A Stock as reasonably determined by the Board of Directors on the date of conversion.

(iii) If a conversion of Series A Stock is to be made in connection with an Extraordinary Transaction or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction has been consummated. Any shares of Series A Stock not so converted shall be returned to the holder as Series A Stock.

(c)  Conversion of Series A Stock by the Corporation.

(i) At any time on or after the earlier of (A) a Liquidity Event and (B) the fifth (5th) anniversary of the Original Issue Date, the Corporation may elect to convert any or all of the then outstanding shares of Series A Stock into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A Stock being converted divided by (y) the Conversion Price as of the time of the conversion.

(ii) No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Stock, except as otherwise determined by the Corporation. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A Stock as reasonably determined by the Board of Directors on the date of conversion.

(iii) If a conversion of Series A Stock is to be made in connection with an Extraordinary Transaction, a Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or other transaction has been consummated. Any shares of Series A Stock not so converted shall be returned to the holder as Series A Stock.

(d) Conversion Price. The conversion price per share for the Series A Stock shall initially be equal to $22,500 (the “Conversion Price”) and shall be subject to adjustment from time to time as provided in this Section 6.

(e)  Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue.

(f) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(c) above), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CPl * (A+ B) +(A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CPl” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including the Series A Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(g)  Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 6(g) shall become effective at the Close of Business on the date the subdivision or combination referred to herein becomes effective.

(h) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Capital Stock (other than a change in par value) share exchange, restructuring or the consolidation or merger of the Corporation with or into another Person in which the Series A Stock remains outstanding (collectively referred to hereinafter as “Extraordinary Transactions”), the holders of the Series A Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to an Extraordinary Transaction, upon conversion of the Series A Stock, the kind and number of shares of Class A Common Stock or other securities or property (including cash) of the Corporation, or some other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Class A Common Stock which the Series A Stock entitled the holder thereof to convert to immediately prior to such Extraordinary Transaction would have been entitled to receive with respect to such Extraordinary Transaction; in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Stock The provisions of this Section 6(h) shall similarly apply to successive Extraordinary Transactions.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Class A Common Stock or other securities issuable upon conversion of Series A Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with this Certificate of Designations and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Stock at the holder’s address as shown on the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect for the Series A Stock, and (ii) the number of additional shares of Class A Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock. Notwithstanding anything to the contrary set forth above in this Section 6(i), no certificate setting forth the adjustment or readjustment of the Conversion Price shall be prepared and sent if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and a certificate shall be prepared and sent with respect to such adjustment at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of shares of Class A Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Corporation shall promptly seek such corporate action as may; in the opinion of its counsel; be necessary to increase its authorized but unissued shares of Class A Common Stock or such other securities to such number of shares as shall be sufficient for such purpose.

(k) Payment of Transfer Taxes. The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Class A Common Stock or other securities or property upon conversion of shares of Series A Stock: provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock or other securities in a name other than that in which the shares of Series A Stock so converted were registered.

Section 7.  Voting Rights.

(a) General. Each holder of Series A Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock on an as- converted basis, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Series A Stock. On all matters put to a vote to the holders of Common Stock, each holder of shares of Series A Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series A Stock could be converted pursuant to the provisions of Section 6 at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Section 8.  Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 9.  Notices.

(a)  General. All notices or communications in respect of the Series A Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.

Section 10.  Tax Withholding. The Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series A Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other applicable tax law, with the making of such payment. The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld. Notwithstanding the foregoing, the Corporation acknowledges that is will not be required to deduct and withhold, and shall not deduct and withhold, any amount from any payment to the extent that; prior to making such payment, the Corporation has received appropriate documentation establishing an exemption from such withholding tax in the manner required by applicable tax law (which, as of the date hereof, in the case of U.S. federal withholding taxes with respect to a holder that is a U.S. person, shall consist of a properly completed U.S. Internal Revenue Service Form W-9 establishing such exemption) from the holder of the Series A Stock.

Section 11.  Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 12.  Other Rights. The shares of Series A Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, the Corporation has caused this Series A Convertible Preferred Stock Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 23 day of April, 2024.

NEWSMAX, INC.

By:	/s/ Christopher Ruddy
	Name:	Christopher Ruddy
	Title:	Chief Executive Officer